DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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[_ ]       Definitive Proxy Statement

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            The Dreyfus/Laurel Funds, Inc.

-          Dreyfus Core Equity Fund

            (Name of Registrant as Specified In Its Charter)

            (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IN ORDER FOR SHAREHOLDERS TO REALIZE THE EXPECTED BENEFITS OF THE MERGER OF DREYFUS CORE EQUITY FUND INTO DREYFUS WORLDWIDE GROWTH FUND, PLEASE CAST YOUR VOTE!

July 23, 2018

Dear Shareholder:

Over the past few months, we have been soliciting votes for the proposed merger of Dreyfus Core Equity Fund (the "Fund") into Dreyfus Worldwide Growth Fund. The proposal was first presented at the shareholder meeting held on June 6, 2018 and will be presented again at the adjourned meeting scheduled for August 1, 2018, which is the last date that the meeting can be adjourned.

As noted in the proxy materials, management of The Dreyfus Corporation recommended and the Board of Directors for the Fund unanimously approved the proposal considering the expected benefits to Fund shareholders. Furthermore, your fellow Fund shareholders' support for this proposal is strongly in favor as we have recorded voting instructions for over 47% of the Fund’s outstanding shares of which approximately 92% is in favor of the merger. Unfortunately, the Fund has not met the requisite voting requirements and as a result we cannot move forward with the merger at this time. Accordingly, we need to continue the solicitation process and are asking shareholders who have not yet done so to please vote.

THE MERGER OF DREYFUS CORE EQUITY FUND INTO DREYFUS WORLDWIDE GROWTH FUND WILL OFFER SHAREHOLDERS

CERTAIN EXPECTED BENEFITS INCLUDING:

  The larger combined fund will have lower total annual expense ratios than the Fund

  The larger combined fund will have in excess of $815 million in assets (based on assets as of February 28, 2018)

  Shareholders should benefit from more efficient portfolio management and certain operational efficiencies

It is worth noting, that the funds have substantially similar investment management policies and comparable performance records. In addition, Fayez Sarofim & Co., serves as the sub-investment adviser to each fund and the funds are managed by the same portfolio management team.

IF I WANT TO VOTE, HOW DO I DO SO?

If you would like to vote, you can do so by using one of the convenient methods described below:

VOTING OPTIONS

1.

BY PHONE. You may cast your vote by telephone by calling the toll free number listed on the enclosed proxy card and following the prerecorded information, or call us at 1-877-478-5047 to cast your vote with a live proxy specialist, quickly and easily.

2.	EMAIL. Simply sign and date the proxy card, scan or take a picture of the completed proxy card and send it to info@astfundsolutions.com.
3.	FAX. Fax the executed proxy card to us at 1-888-810-3042.
4.	INTERNET. You may cast your vote using the internet by logging onto the internet address located on the enclosed proxy card and following the instructions on the website.
5.

MAIL. Simply sign and date the proxy card, and enclose it in the postage-paid envelope provided. Due to timing of the adjourned meeting, please use this option only if the above options are unavailable.

HOW DO I GET MORE INFORMATION ABOUT THE PROPOSAL, THE MEETING AND VOTING?

For further information about the proposed merger or how to vote please, review the prospectus/prospectus statement and you can reach us at 1-877-478-5047. Representatives are available Monday to Friday, 9:00 am to 10:00 pm Eastern and Saturday 10:00 am to 6:00 pm Eastern.

WHAT IF I DON’T VOTE?

The right to voice your say is an important one and your vote can help avoid the costs associated with further solicitation. If the Fund does not meet the requirement of having more than 50% of its outstanding shares voted in favor of the proposal, the Fund’s Board may consider other appropriate courses of action with respect to the Fund.

Thank you for your consideration regarding this important initiative and we hope to see your vote!